UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 4, 2018

IHEARTCOMMUNICATIONS, INC.

(Exact name of registrant as specified in its charter)

Texas	001-09645	74-1787539
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

20880 Stone Oak Parkway

San Antonio, Texas 78258

(Address of principal executive offices)

Registrant’s telephone number, including area code: (210) 822-2828

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐	Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On March 4, 2018, iHeartCommunications, Inc. (the “Company”) and certain lenders party thereto (the “Consenting Lenders”) entered into a Forbearance Agreement (the “Forbearance Agreement”), with respect to the Credit Agreement, dated as of May 13, 2008, as amended and restated as of February 23, 2011 (as further amended or supplemented from time to time, the “Credit Agreement”), among the Company, as the parent borrower, the subsidiary co-borrowers and foreign subsidiary revolving borrowers party thereto, iHeartMedia Capital I, LLC, as a guarantor, Citibank, N.A., as administrative agent, swing line lender and letter of credit issuer, and the other lenders from time to time party thereto. The Consenting Lenders constitute the lenders required under the Credit Agreement to grant a forbearance.

Pursuant to the Forbearance Agreement, the Consenting Lenders agreed to temporarily forbear from accelerating the obligations under the Credit Agreement or otherwise exercising any rights or remedies thereunder as a result of any actual or prospective event of default under Section 8.01(e) of the Credit Agreement resulting from the Company’s failure to make an interest payment beyond the applicable grace period with respect to its 14.00% Senior Notes due 2021 that was originally due on February 1, 2018. The forbearance became effective upon all parties’ execution thereof and will terminate immediately and automatically upon the earliest to occur of (i) March 7, 2018 at 11:59 p.m. Central time and (ii) an event of default under the Credit Agreement other than those that resulted in the entry into the Forbearance Agreement (the “Forbearance Period”).

Pursuant to the Forbearance Agreement, the Company agreed to not make payments on account of any indebtedness or obligations under the indentures governing the Company’s legacy notes and the Company’s 14.00% Senior Notes due 2021 during the Forbearance Period.

Item 7.01.	Regulation FD Disclosure.

As previously disclosed, the Company has engaged in discussions with its stakeholders with respect to the restructuring of its capital structure. In connection with such discussions, iHeartMedia, Inc., the indirect parent of the Company, and the Company have been working on a proposed draft restructuring support agreement and related proposed draft restructuring term sheet with advisors to groups of the Company’s noteholders, lenders and equity holders. The draft restructuring support agreement and related draft restructuring term sheet have been shared by such advisors with the groups they represent. The Company is furnishing hereby, as Exhibits 99.1 and 99.2, respectively, copies of the proposed draft restructuring support agreement and related proposed draft restructuring term sheet to all its creditor and equity constituents.

No agreement has been reached with respect to the above discussions or the terms set forth in Exhibits 99.1 and 99.2, and discussions remain ongoing. iHeartMedia, Inc. will continue to work with all of its constituents to develop a consensual transaction to allocate consideration among its various stakeholders. There can be no assurances that a consensual transaction or any agreement will be reached. The information set forth in this Item 7.01 of this Current Report on Form 8-K is not an offer to sell or exchange, or solicitation of an offer to buy, any securities, or a solicitation of consents with respect to any securities.

The information set forth in this Item 7.01 of this Current Report on Form 8-K and in Exhibits 99.1 and 99.2 hereto is being furnished hereby and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any of the Company’s filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and regardless of any general incorporation language in such filings, except to the extent expressly set forth by specific reference in such filings. The filing of this Item 7.01 shall not be deemed an admission as to the materiality of any information herein that is required to be disclosed solely by reason of Regulation FD.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits. The following exhibits are being filed herewith:

99.1	iHeartMedia, Inc. Proposed Draft Restructuring Support Agreement, dated March 3, 2018 (incorporated by reference to Exhibit 99.1 of iHeartMedia, Inc.’s Current Report on Form 8-K filed March 5, 2018).

99.2	iHeartMedia, Inc. Proposed Draft Restructuring Term Sheet, dated March 3, 2018 (incorporated by reference to Exhibit 99.2 of iHeartMedia Inc.’s Current Report on Form 8-K filed March 5, 2018).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IHEARTCOMMUNICATIONS, INC.

Date: March 5, 2018	By:	/s/ Lauren E. Dean
Lauren E. Dean
Senior Vice President, Associate General Counsel and Assistant Secretary

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